Exhibit 99.2

Virgin Media announces redemption of its outstanding Dollar- and Euro-denominated 9.5% Senior Notes due 2016

LONDON, October 30, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that its wholly-owned subsidiary Virgin Media Finance PLC (the “Issuer”) will redeem all of its dollar- and euro-denominated 9.5% senior notes due 2016 (the “Notes”) which remain outstanding following the completion of the Issuer’s tender offer announced on October 10, 2012 (the “Tender Offer”).

Pursuant to the indenture dated as of June 3, 2009 between the Virgin Media Finance PLC (the “Issuer”). Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited, Virgin Media Investment Holdings Limited, The Bank of New York Mellon as trustee and paying agent and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg paying agent, under which the Notes were issued, a formal redemption notice shall be delivered in accordance with the requirements of the indenture. The redemption date will be November 29, 2012, thirty days from today’s date.

To the extent any Notes remain outstanding following the Early Settlement Date, which is expected to be October 31, 2012 and the Settlement Date of the Tender Offer, which is expected to be on or around November 8, 2012, such Notes will be redeemed in full at a redemption price (the “Redemption Price”) of 100% of the principal amount thereof plus the Applicable Premium, as set forth in the indenture, plus accrued and unpaid interest. The Redemption Price will be paid to holders of record as of November 15, 2012.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman: +44 (0) 1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

Tavistock Communications

Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk